Exhibit 99.1

Unaudited Pro Forma Condensed Balance Sheet of Digital Brands Group, Inc. (1)

	September 30, 2024	Pro Forma Adjustments	Note Reference	As Adjusted September 30, 2024
Stockholders’ equity:
Undesignated preferred stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding as of both September 30, 2024 and December 31, 2023	-	-		-
Series A convertible preferred stock, $0.0001 par, 6,300 shares designated, 6,300 shares issued and outstanding as of both September 30, 2024 and December 31, 2023	1	-		1
Series C convertible preferred stock, $0.0001 par, 1,643 and 4,786 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1	-		1
Common stock, $0.0001 par, 1,000,000,000 shares authorized, 75,397 and 22,287 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7	-		2
Additional paid-in capital	121,748,939	13,749,294	(2)	135,498,233
Accumulated deficit	(121,729,902)	-		(121,729,902)
Total stockholders’ equity	19,046	13,749,294	(2)	13,768,340
Total liabilities and stockholders’ equity	23,293,121	-		37,927,083

(1)	On December 12, 2024, the Company effectuated a 1-for-50 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock (the “Reverse Split”). Accordingly, all share amounts in the unaudited pro forma condensed balance sheet and notes thereto have been adjusted retroactively, where applicable, to reflect the Reverse Split.
(2)	Includes the issuance of (i) 124,673 (6,233,650 pre-Reverse Split) common shares and 482,187 (24,109,350 pre-Reverse Split) pre-funded warrants in connection with our October 2024 offering; (ii) 155,248 (6,749,426 pre-Reverse Split) common shares in connection with our At The Market offering; (iii) 2,068,965 pre-funded warrants to MavDB Consulting LLC in connection with a vendor agreement dated January 2025; and (iv) 11,365,340 units, including (a) 125,535 units consisting of one share of common stock and two warrants to purchase one share of common stock each, and (b) 11,239,805 units consisting of a pre-funded warrant to purchase one share of common stock and two warrants to purchase one share of common stock each, in connection with our February 2025 offering.